Exhibit (a)(38)

News Release

19 June 2007

CHANGES TO THE BOARD OF RINKER GROUP LIMITED

Further to CEMEX SAB de C.V. (CEMEX) receiving acceptances for more than 50 per cent of Rinker Group Limited (Rinker), the directors of Rinker — John Morschel (chairman), Marshall Criser, John Arthur, David Clarke, John Ingram, Walter Revell and Jack Thompson — have today all resigned from the board.

The resignations were at CEMEX’s request.

CEMEX has appointed the following persons to the Rinker board in their place:

•                  Hector Medina (Executive Vice President of Planning and Finance of CEMEX)

•                  Juan Pablo San Agustin (Senior Vice President of Corporate Strategic Planning of CEMEX)

•                  Ramiro Villarreal (General Counsel and Secretary of the Board of CEMEX)

•                  Stephen Walker (a director of the bidding company, CEMEX Australia Pty Ltd.), and

•                  Tommie Bergman, chairman of Cochlear Limited.

The Board changes follow CEMEX gaining control of Rinker and declaring its takeover offer to be unconditional, as announced to the ASX on 7 June 2007.

Recent Developments

On 7 June 2007, CEMEX Australia Pty Ltd., a wholly-owned subsidiary of CEMEX S.A.B. de C.V., announced that it had received acceptances for more than 50 per cent of Rinker’s issued capital. CEMEX has declared its offer to be unconditional. Rinker’s directors have recommended unanimously that, in the absence of a superior proposal, acceptance of the revised offer is in the best interests of Rinker’s shareholders. Further details regarding CEMEX’s revised offer are contained in Rinker’s First Supplementary Target’s Statement and amendment to its Solicitation/Recommendation Statement on Schedule 14D-9, each of which have been filed with the Australian Stock Exchange (ASX) and the U.S. Securities and Exchange Commission (SEC).

Rinker Group Limited  ABN 53 003 433 118

Corporate Affairs and Investor Relations

Level 8, Tower B, 799 Pacific Highway, Chatswood NSW 2067  PO Box 5697, West Chatswood NSW 1515

Telephone (02) 9412 6680 Facsimile (02) 9412 6611 E-mail investorrelations@rinker.com.au

Important Legal Information

This communication has been made public by Rinker Group Limited (“Rinker”). Investors are urged to read Rinker’s Target’s Statement and First Supplementary Target’s Statement (collectively, the “Target’s Statement”) and Rinker’s Solicitation/Recommendation Statement on Schedule 14D-9 (including each exhibit thereto), and all amendments thereto, each of which have been filed by Rinker with the ASX and the SEC, as they contain important information. Copies of the Solicitation/Recommendation Statement (including the Target’s Statement and the other exhibits thereto), and all amendments thereto, are, and other public filings made from time to time by Rinker with the SEC which are related to the offer (the “Offer”) by CEMEX Australia Pty Ltd, a wholly-owned subsidiary of CEMEX S.A.B. de C.V., will be, available free of charge from the SEC’s website at www.sec.gov or at Rinker’s website at www.rinker.com

This communication contains a number of forward-looking statements based on management’s current views, expectations and beliefs as of the date of this communication. Such statements can be identified by the use of forward-looking language such as “may,” “should, “expect,” “anticipate,” “estimate,” “scheduled,” or “continue” or the negative thereof or comparable terminology. Such forward-looking statements are not guarantees of future results or performance and involve risks, uncertainties and other factors, including: the general economic and business conditions in the United States and Australia; trends and business conditions in the building and construction industries; the timing and amount of federal, state and local funding for infrastructure; competition from other suppliers in the industries in which Rinker operates; changes in Rinker’s strategies and plans regarding its ongoing business strategy, acquisitions, dispositions and business development; Rinker’s ability to efficiently integrate past and future acquisitions; compliance with, and potential changes to, governmental regulations related to the environment, employee safety and welfare and other matters related to Rinker; changes in interest rates, weather and other natural phenomena, energy costs, pension costs; healthcare costs; outcomes of legal hearings such as the Lake Belt challenge and other risks and uncertainties identified in our filings with the ASX and the SEC. Rinker can give no assurances that actual results would not differ materially from any forward-looking statements contained in this communication, particularly in light of the many risks and uncertainties regarding the Offer. None of Rinker, Rinker’s officers, any persons named in the Target’s Statement with their consent or any person involved in the preparation of the Target’s Statement makes any representation or warranty (express or implied) as to the accuracy or likelihood of fulfilment of any forward-looking statement, or any events or results expressed or implied in any forward-looking statement, except to the extent required by law. You are cautioned not to place undue reliance on any forward-looking information.

For further information, please contact Debra Stirling on 61 2 9412 6680 or mobile 0419 476 546 (international + 61 419 476 546).

RIN 04-07